Exhibit 27(k)
Fidelity (logo) Investments®	FMR LLC 82 Devonshire Street Boston MA 02109-3614 617 563 7000

April 29, 2013

Board of Directors

Fidelity Investments Life Insurance Company

100 Salem Street

Smithfield, Rhode Island 02917

Ladies and Gentlemen:

In my capacity as General Counsel of Fidelity Investments Life Insurance Company ("Fidelity Life"), I have provided legal advice to Fidelity Life with respect to the existence of Fidelity Investments Variable Life Account I (the "Account") pursuant to Section 31A-5-217.5 of the Utah Insurance Code. The Account was established by Fidelity Life on July 22, 1987 for the investment of assets under certain variable life contracts (the "Contracts"). I have participated in the preparation and review of Post-Effective Amendment No. 11 to the Registration Statement on Form N-6 for the registration of the Contracts with the Securities and Exchange Commission under the Securities Act of 1933, as amended, Reg. No. 333-103174, and the registration of the Account under the Investment Company Act of 1940, as amended.

I am of the following opinion:

(1) Fidelity Life is duly organized and validly existing under the laws of the State of Utah.

(2) The Variable Account is duly organized and validly existing as a separate account of Fidelity Life under the laws of the State of Utah.

(3) The portion of the assets to be held in the Variable Account equal to the reserve and other liabilities for variable benefits under the Contracts is not chargeable with liabilities arising out of any other business Fidelity Life may conduct.

(4) The Contracts, when issued as set forth in the Registration Statement, will be legal and binding obligations of Fidelity Life in accordance with their terms.

In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as I judged to be necessary or appropriate.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

Very truly yours,

/s/ Edward M. Shea
Edward M. Shea